PRESS RELEASE
FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Announces Second Quarter 2007 Results
Earnings per Share of $0.11 and Maintained Excellent Credit Quality

Winston-Salem, North Carolina, July 19, 2007 - Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the second quarter of 2007. For the three month period ended June 30, 2007, net income was $1.93 million or $0.11 per diluted share versus a net loss of $1.43 million or $0.08 per diluted share for the same period in 2006. The loss in 2006 included an after tax charge of $3.8 million ($0.21 per diluted share) related to a balance sheet restructuring and a change in accounting for certain derivative transactions. For the first half of 2007, earnings were $3.94 million or $0.22 per diluted share, versus the $174 thousand earned in the first six months of 2006.

Significant milestones achieved:
➢	Achieved year-over-year net loan growth of $149.3 million or 15.8% and deposit growth of $19.6 million or 2.0%;
➢	Achieved second quarter net loan growth of $23.7 million or 2.2%;
➢	Net interest margin for the second quarter of 2007 improved to 3.25% from 3.22% in the first quarter;
➢	Increased service charge, mortgage and wealth management income by 12.0% during the second quarter;
➢
Continued to maintain strong asset quality as non-performing loans to total loans declined to 0.09%. The allowance for loan losses equals 1.23% of gross loans and net charge-offs decreased by six basis points over first quarter 2007 to 0.12%;

➢	Paid a quarterly dividend of $0.04 per share on June 1, 2007.

Net interest income for the second quarter of $10.4 million was up 11.7%, compared with $9.3 million reported in the comparable quarter of 2006. Second quarter 2007 net interest margin improved to 3.25% as compared to the 3.22% reported in the first quarter 2007 due to improved asset yields and stable funding costs.

Non-interest income was $2.8 million during the second quarter of 2007, versus the loss of $2.7 million reported in the comparable period in 2006. Growth in non-interest income during the second quarter of 2007 was due to increases in income from the Company’s investment in Salem Capital Partners, and improvement in returns from our mortgage production and our wealth management areas. Salem Capital Partners has provided income of $1.54 million on a year to date basis and we expect continued returns to average $300,000 per quarter. The Company recorded non-interest expense of $10.3 million in the current quarter, versus $9.8 million reported in the first quarter.

As of June 30, 2007, the Company reported total assets of $1.5 billion, representing an increase of $167.2 million, or 12.4% year-over-year driven by increases in the loan portfolio. The loan portfolio rose to $1.1 billion, an increase of $149.3 million, or 15.8% over the amount reported on June 30, 2006. Additionally, loans during the second quarter grew by $23.7 million or 2.2% over the level on March 31, 2007. Total deposits stood at $998.2 million at June 30, 2007, a decline of $80.6 million from the prior quarter due to customer withdrawals around the mid-April tax payment date and seasonal outflows from large deposit customers. Deposits increased $19.6 million from the year ago period.

The Company continues to maintain strong credit standards, which are reflected in solid credit quality metrics. Non-performing loans decreased to $983 thousand or 0.09% of total loans at quarter-end, in comparison with $1.2 million or 0.11% of total loans as reported for March 31, 2007. Non-performing assets decreased to $2.2 million or 0.15% of assets at June 30, 2007 compared to $2.7 million or 0.18% of assets at March 31, 2007. Net charge-offs as a percentage of average loans were 0.12% for the quarter ended June 30, 2007, six basis points lower than the 0.18% reported in the 2007 first quarter. The provision for loan losses of $600 thousand was lower than the $850 thousand added in the first quarter of 2007. The Company’s allowance for loan losses equaled $13.7 million, or 1.23% of total loans and 13.9 times non-performing loans at June 30, 2007. The Company is not in the sub-prime lending business.

At June 30, 2007 stockholders’ equity totaled $139.0 million and represented 9.15% of total assets. Stockholders’ equity increased $4.9 million or 3.7% from $134.1 million for the year ago period. Regulatory capital ratios are all well in excess of the “well-capitalized” threshold. During the second quarter, the company issued $10 million in subordinated debentures as a part of a pooled trust preferred security.

Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “Earnings results were in line with our expectations. Our credit quality remains excellent. While we note the improvement in our net interest margin, we continue to experience highly competitive markets on both the lending and funding side.  In this difficult interest rate environment, we will continue to focus on improving our profitability through margin improvement, increasing non-interest income, and expense control.”

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Southern Community’s executive management team will host a conference call on Friday, July 20 at 9:00 AM Eastern Time to discuss the quarter-end results. The call can be accessed by dialing (866) 542-4236, conference ID 3228948.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James C. Monroe, Jr. - Senior Vice President/Treasurer
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)
	For the three months ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
Income Statement	2007	2007	2006	2006	2006	2007	2006

Total Interest Income	$24,626	$23,573	$23,233	$22,151	$20,862	$48,199	$40,136
Total Interest Expense	13,607	13,052	12,807	11,936	10,830	26,659	20,055
Net Interest Income	11,019	10,521	10,426	10,215	10,032	21,540	20,081

Provision for Loan Losses	600	850	600	730	705	1,450	1,180

Net Interest Income after Provision for Loan Losses	10,419	9,671	9,826	9,485	9,327	20,090	18,901

Non-Interest Income
Service Charges on Deposit Accounts	1,173	1,051	1,109	1,076	1,098	2,224	2,133
Gain (Loss) on Sale of Investment Securities	-	-	44	30	(4,230)	-	(4,230)
Gain (Loss) and Net Cash Settlement on Economic Hedges	(4)	(5)	(25)	296	(582)	(9)	(1,068)
Other Income	1,644	2,086	1,209	1,287	1,029	3,730	1,817
Total Non-Interest Income	2,813	3,132	2,337	2,689	(2,685)	5,945	(1,348)

Non-Interest Expense
Salaries and Employee Benefits	5,341	5,143	4,936	4,776	4,630	10,484	9,114
Occupancy and Equipment	1,888	1,903	1,819	1,728	1,680	3,791	3,288
Other	3,076	2,713	2,834	2,425	2,542	5,789	4,882
Total Non-Interest Expense	10,305	9,759	9,589	8,929	8,852	20,064	17,284

Income Before Taxes	2,927	3,044	2,574	3,245	(2,210)	5,971	269
Provision for Income Taxes	996	1,035	632	1,163	(780)	2,031	95

Net Income	$1,931	$2,009	$1,942	$2,082	$(1,430)	$3,940	$174

Net Income per Share
Basic	$0.11	$0.12	$0.11	$0.12	$(0.08)	$0.23	$0.01
Diluted	$0.11	$0.11	$0.11	$0.12	$(0.08)	$0.22	$0.01

Balance Sheet	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2007	2007	2006	2006	2006

Assets
Cash and due from Banks	$32,742	$28,014	$29,160	$26,390	$30,304
Federal Funds Sold & Int Bearing Balances	8,563	14,945	783	887	1,010
Investment Securities	250,211	261,734	255,496	256,091	249,496

Loans	1,109,442	1,085,479	1,033,411	1,015,984	959,085
Allowance for Loan Losses	(13,677)	(13,417)	(13,040)	(12,990)	(12,626)
Net Loans	1,095,765	1,072,062	1,020,371	1,002,994	946,459

Bank Premises and Equipment	39,587	39,984	40,492	40,604	36,753
Goodwill	49,792	49,792	49,792	49,792	49,792
Other Assets	43,580	43,536	40,371	40,709	39,190

Total Assets	$1,520,240	$1,510,067	$1,436,465	$1,417,467	$1,353,004

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$112,142	$113,011	$108,950	$100,257	$106,605
Money market, savings and NOW	413,533	448,849	393,152	360,459	326,626
Time	472,504	516,921	522,480	560,140	545,316
Total Deposits	998,179	1,078,781	1,024,582	1,020,856	978,547

Borrowings	371,024	281,157	265,297	251,105	230,213
Accrued Expenses and Other Liabilities	11,988	12,083	10,361	10,031	10,120
Total Liabilities	1,381,191	1,372,021	1,300,240	1,281,992	1,218,880

Total Stockholders' Equity	139,049	138,046	136,225	135,475	134,124

Total Liabilities and Stockholders' Equity	$1,520,240	$1,510,067	$1,436,465	$1,417,467	$1,353,004

Book Value per Share	$7.89	$7.93	$7.83	$7.75	$7.61

						As of or for the
	As of or for the three months ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
	2007	2007	2006	2006	2006	2007	2006

Per Share Data:
Basic Earnings per Share	$0.11	$0.12	$0.11	$0.12	$(0.08)	$0.23	$0.01
Diluted Earnings per Share	$0.11	$0.11	$0.11	$0.12	$(0.08)	$0.22	$0.01
Book Value per Share	$7.89	$7.93	$7.83	$7.75	$7.61	$7.89	$7.67
Cash dividends paid	$0.040	$0.035	$0.035	$0.035	$0.030	$0.075	$0.065

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.52%	0.56%	0.54%	0.60%	-0.42%	0.53%	0.03%
Return on Average Equity (annualized) ROE	5.58%	5.96%	5.70%	6.15%	-4.24%	5.77%	0.26%
Return on Tangible Equity (annualized)	8.86%	9.56%	9.22%	9.99%	-6.86%	9.21%	0.42%
Net Interest Margin	3.25%	3.22%	3.22%	3.29%	3.27%	3.24%	3.35%
Net Interest Spread	2.87%	2.85%	2.84%	2.92%	2.90%	2.86%	2.98%
Non-interest Income as a % of Revenue	20.34%	22.94%	18.31%	20.84%	-36.54%	21.63%	-7.20%
Non-interest Income as a % of Average Assets	0.75%	0.87%	0.65%	0.78%	-0.79%	0.81%	0.20%
Non-interest Expense to Average Assets	2.75%	2.70%	2.67%	2.59%	2.60%	2.72%	2.60%
Efficiency Ratio	74.50%	71.48%	75.13%	69.20%	120.48%	73.00%	92.26%

Asset Quality:
Nonperforming Loans	$983	$1,240	$2,636	$3,011	$2,148	$983	$2,148
Nonperforming Assets	$2,227	$2,659	$3,531	$3,536	$2,233	$2,227	$2,233
Nonperforming Loans to Total Loans	0.09%	0.11%	0.26%	0.30%	0.22%	0.09%	0.22%
Nonperforming Assets to Total Assets	0.15%	0.18%	0.25%	0.25%	0.17%	0.15%	0.17%
Allowance for Loan Losses to Period-end Loans	1.23%	1.24%	1.26%	1.28%	1.32%	1.23%	1.32%
Allowance for Loan Losses to Nonperforming Loans (X)	13.91	10.82	4.95	4.31	5.88	13.91	5.88
Net Charge-offs to Average Loans (annualized)	0.12%	0.18%	0.21%	0.15%	0.12%	0.15%	0.07%

Capital Ratios:
Equity to Total Assets	9.15%	9.14%	9.48%	9.56%	9.91%	9.15%	10.08%
Tangible Equity to Total Tangible Assets (1)	5.97%	5.94%	6.12%	6.14%	6.33%	5.97%	6.48%

Average Balances:
Year to Date
Interest Earning Assets	$1,341,688	$1,324,218	$1,232,305	$1,215,079	$1,207,209
Total Assets	1,485,292	1,467,296	1,368,223	1,349,093	1,338,308
Total Loans	1,074,700	1,054,315	958,001	935,923	913,028
Equity	137,716	136,623	134,886	134,806	135,059
Interest Bearing Liabilities	1,226,580	1,212,714	1,115,747	1,097,199	1,084,807

Quarterly
Interest Earning Assets	$1,358,967	$1,324,218	$1,283,422	$1,230,562	$1,230,155
Total Assets	1,503,090	1,467,296	1,424,990	1,370,311	1,367,073
Gross Loans	1,094,861	1,054,315	1,023,515	980,966	938,074
Equity	138,797	136,623	135,123	134,308	135,396
Interest Bearing Liabilities	1,240,293	1,212,714	1,170,786	1,121,579	1,113,408

Weighted Average Number of Shares Outstanding
Basic	17,574,100	17,423,824	17,431,542	17,571,030	17,640,808	17,506,123	17,632,467
Diluted	17,667,207	17,597,029	17,610,248	17,738,817	17,640,808	17,580,981	17,838,621
Period end outstanding shares	17,621,653	17,410,115	17,405,940	17,487,801	17,615,355	17,621,653	17,615,355

(1) - Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.